Exhibit 99.1

Monarch Community Bancorp, Inc. Announces the

Closing of Its $16.5 Million Common Stock Offering

COLDWATER, Mich., Nov. 15, 2013 (GLOBE NEWSWIRE) — Monarch Community Bancorp, Inc. (MCBF), the parent company of Monarch Community Bank, today announced that it has completed its offering of approximately 8,250,000 shares of Monarch Community Bancorp’s newly issued common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million. The closing of the offering occurred contemporaneously with the closing of a series of transactions between Monarch, certain third party purchasers and the U.S. Department of Treasury through which (i) the Department of Treasury exchanged 6,785 shares of Monarch’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase up to 52,192.40 shares of Monarch’s common stock for 2,272,600 shares of Monarch’s common stock and (ii) third party purchasers purchased 2,272,600 shares of common stock from the Department of Treasury for a purchase price of $4,545,200. In addition to funding the Department of Treasury transaction and as has been previously disclosed, after payment of the expenses of the offering a portion of the proceeds will be used to recapitalize Monarch Community Bank and to support the ongoing growth of the bank.

“We are pleased to have completed the offering, and are grateful for the positive response from the investment community,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp and Monarch Community Bank. Mr. DeVries continued, “We are likewise grateful to the U.S. Department of Treasury for their efforts during this process, and we express appreciation to our investment bankers at Donnelly Penman & Partners and Boenning & Scattergood, Inc. for their assistance with the offering, and to our attorneys at Howard & Howard for their guidance and advice. We believe that the completion of this offering satisfies all of the obligations required under the FDIC and State of Michigan Consent Order under which we operate. Accordingly, we are hopeful that we will soon be released from the Consent Order, and we look forward to profitable growth as we strive to provide remarkable service to our customers.”

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and eight loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson counties in Michigan and one in Steuben County, Indiana.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contact:

Richard J. DeVries, CEO (517) 279-3978

Rebecca S. Crabill, CFO (517) 279-3956.